Exhibit 10.32

AMENDMENT NO. 2
TO
RIBAPHARM INC. 2002 STOCK OPTION AND AWARD PLAN

                    WHEREAS, pursuant to the resolution of the compensation committee of the board of directors of Ribapharm Inc. (the “Committee”) dated December 4, 2002, the Committee has amended the Ribapharm Inc. 2002 Stock Option and Award Plan (the “Plan”) to make certain changes relating to the consequences of a Change in Control (as defined in the Plan) or a Transaction (as defined in the Plan) occurring after December 4, 2002.

                    NOW, THEREFORE, effective as of December 4, 2002, the Plan is amended as follows:

                             1.           Section 5.10 of the Plan is amended by the addition of the following language at the end thereof:

         “Notwithstanding anything in this Plan to the contrary, in the event that a Change in Control occurs after December 4, 2002, each Option held by the Optionee shall (a) become immediately and fully vested on the date of the Change in Control, (b) become exercisable upon the Change in Control, but not earlier than the First Exercise Date and (c) notwithstanding any shorter period set forth in the Agreement evidencing the Option, remain exercisable for the stated term of the Option.”

2. Section 13 of the Plan is amended in its entirety to read as follows:

“13. Effect of Certain Transactions.

                           Subject to Sections 5.10, 7.7, 8.4(b) and 9.4 or as otherwise provided in an Agreement, in the event of (a) a liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”), the Plan and the Options and Awards issued hereunder shall continue in effect in accordance with their respective terms, except that prior to a Transaction, each Optionee and Grantee shall elect, with respect to all of such Optionee’s or Grantee’s Options and Awards, either (i) that each outstanding Option or Award be treated as provided for in the agreement entered into in connection with the Transaction, (ii) to receive in respect of each Share subject to any outstanding Options or Awards, as the case may be, upon exercise of any Option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options and Awards prior to such Transaction, or (iii) to receive in respect of each Option, options on the common stock of  (A) the Surviving Corporation, if the Surviving Corporation has no Parent immediately following the Transaction, or (B) the ultimate Parent of the Surviving Corporation, if there are one or more Parents of the Surviving Corporation immediately following the Transaction (the “Assumed Options”); provided, however, that in the reasonable determination of the Committee, (1) the number of shares of common stock of the Surviving Corporation or ultimate Parent subject to such Assumed Options immediately after the Transaction shall be equal to the number of Shares subject to Options immediately before such Transaction multiplied by the ratio of (x) the fair market value per share of Surviving Corporation or ultimate Parent common stock as of the date of the Transaction to (y) the fair market value per Share immediately before such Transaction and (2) the ratio of the exercise price per Assumed Option to the fair market value per share of Surviving Corporation or ultimate Parent common stock immediately after the Transaction shall be the same as the ratio of the exercise price per Option to the fair market value per Share immediately before the Transaction.  The treatment of any Option or Award as provided in this Section 13 shall be conclusively presumed to be appropriate for purposes of Section 12.”

3. Except as set forth above, all other provisions of the Plan as in effect immediately prior to the date hereof remain unchanged and in full force and effect.